               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  The Warnaco Group Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 1998
                            ------------------------

To the Stockholders of
THE WARNACO GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of The Warnaco Group, Inc. (the 'Company') will be held at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022 on Friday, May 8, 1998, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the 'Annual Meeting') for the following purposes:

          1. To elect three directors to serve until the Company's annual meeting in 2001 and until such directors' successors are duly elected and shall have qualified; and

          2. To transact such other business as may properly come before the Annual Meeting.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. The Board of Directors has fixed the close of business on March 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the principal executive offices of the Company located at 90 Park Avenue, New York, New York, 10016 for at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

     Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          STANLEY P. SILVERSTEIN,
                                          Secretary
New York, New York
April 9, 1998

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 1998
                            ------------------------

                                  INTRODUCTION

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the 'Board of Directors') of The Warnaco Group, Inc., a Delaware corporation (the 'Company'), for use at the 1998 Annual Meeting of Stockholders to be held at The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022, on Friday, May 8, 1998, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the 'Annual Meeting'), for the purposes set forth in the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about April 9, 1998 to stockholders of record as of the close of business on March 31, 1998.

     You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Company's Transfer Agent, The Bank of New York, 101 Barclay Street, Floor 12W, New York, NY 10286 in writing, or by providing the Company with a subsequently executed proxy, which revokes your previously executed proxy. A stockholder's presence at the Annual Meeting does not by itself revoke the proxy.

     The Company's principal executive offices are located at 90 Park Avenue, New York, New York 10016.

VOTING OF PROXIES

     All duly executed proxies received prior to the meeting will be voted in accordance with the instructions specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business to come before the Annual Meeting, but if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy vote thereon in accordance with their best judgment. Under the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation (the 'Charter') and the Company's By-Laws, as amended, a plurality of the votes of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated director. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange ('NYSE'), brokers who hold shares in 'street' name have the authority to vote on certain routine matters when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. Broker non-votes will be considered present for purposes of verifying a quorum, but under applicable law will have no effect on the outcome of the election of directors.

At the Annual Meeting, the Company's stockholders will be asked (1) to elect the following persons as directors of the Company until the Company's annual meeting in 2001 and until such directors' successors are duly elected and shall have qualified: William S. Finkelstein, Walter F. Loeb and Stewart A. Resnick; and (2) to transact such other business as may properly come before the Annual Meeting.

OUTSTANDING VOTING SECURITIES

     As of March 31, 1998, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 63,048,069 shares of Common Stock of the Company. Each share of Common Stock is entitled to one vote per share with respect to the election of directors and with respect to each other matter as may properly be brought before the Annual Meeting. Only stockholders of record as of the close of business on March 31, 1998 will be entitled to vote.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram, telephone and other methods of electronic communication. The Company may use the services of MacKenzie Partners, Inc. to assist in soliciting proxies. If such services are requested, the Company expects that the fees and expenses for such services would not exceed $10,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy material to their principals, and the Company will reimburse them for their reasonable expenses incurred in connection therewith. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, personal visit or otherwise.

ELECTION OF DIRECTORS

     At the meeting, three directors are to be elected to serve for a term to expire at the 2001 annual meeting of the stockholders. The nominees for these positions are Mr. William S. Finkelstein, Mr. Walter F. Loeb and Mr. Stewart A. Resnick. Information regarding the Board's nominees for directors are set forth on page 3. Information regarding the five continuing directors whose terms expire in 1999 and 2000 is set forth on pages 3-4.

     The accompanying proxy will be voted FOR the election of the Board's nominees unless contrary instructions are given. If one or more of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NOMINEES.

     The name, age (as of April 1, 1998), principal occupation for the last five years, position with the Company, if any, selected biographical information and the period of service as a director of the Company of each director and director nominee are set forth below.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     Mr. William S. Finkelstein, 49, has been Senior Vice President of the Company since May 1992 and Chief Financial Officer and a Director of the Company since May 1995. Mr. Finkelstein served as Vice President and Controller of the Company from November 1988 until his appointment as Senior Vice President. Mr. Finkelstein served as Vice President of Finance of the Company's Activewear and Olga Divisions from March 1988 until his appointment as Controller of the Company. Mr. Finkelstein served as Vice President and Controller of SPI Pharmaceuticals Inc. from February 1986 to March 1988 and held various financial positions, including Assistant Corporate Controller with Max Factor and Company, between 1977 and 1985. Mr. Finkelstein also serves as a Director of Authentic Fitness Corporation.

     Mr. Walter F. Loeb, 73, is President and Publisher of the Loeb Retail Letter and is serving as a consultant to domestic and international retail companies, real estate developers, apparel companies and others doing business with the retail industry since February 1990. He is a Director of Federal Realty Investment Trust, Gymboree Corporation, Hudson's Bay Company, InterTAN, Inc., Mothers Work, Inc., Wet Seal, Inc. and the Fashion Institute of Technology. Mr. Loeb also serves as Advisor to the Commanding General of Army and Air Force Exchange Services. Mr. Loeb was Senior Retail Analyst and Principal with Morgan Stanley & Company, Inc. from 1974 to 1990 and has worked in the retail industry for over 45 years.

     Mr. Stewart A. Resnick, 61, has served as the Chief Executive Officer and Chairman of Franklin Mint Corporation since 1985. Mr. Resnick is also Chairman of the Board of Roll International Corporation, a company which, through various divisions and affiliates, has interests in the flowers-by-wire, agriculture and real estate businesses. Mr. Resnick is a member of the Board of Trustees of Bard College in New York, the Acquisitions Committee of the National Gallery in Washington, D.C. and Co-Chairman of the Marketing Department Advisory Board and member of the Management Education Council of The Wharton School at the University of Pennsylvania.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERMS TO EXPIRE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     Mr. Joseph A. Califano, Jr., 66, has been a Director of the Company since March 1992. Mr. Califano is Chairman and President of The National Center on Addiction and Substance Abuse at Columbia University. He is a Director of Authentic Fitness Corporation, Automatic Data Processing, Inc., Chrysler Corporation, HealthPlan Services, Inc., Kmart Corporation and Travelers Group Inc. Mr. Califano is a Trustee of New York University and the Twentieth Century Fund and a Governor of The New York and Presbyterian Hospital. He is Founding Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education, and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States from 1965 to 1969. He is the author of nine books.

     Mr. Joseph H. Flom, 74, has been a Director of the Company since January 1997. Mr. Flom has been a partner in Skadden, Arps, Slate, Meagher & Flom LLP, a law firm and counsel to the Company, for more than the past five years. Mr. Flom is a Director of the America-Israel Friendship League. He is a Trustee of the New York University Medical Health System and Hospital Center and is a Trustee of the Petrie Stores Liquidating Trust. Mr. Flom also serves as Chairman of the Board of Trustees of the Woodrow Wilson International Center for Scholars.

     Mr. James R. Jones, 59, has been President of the International Division of the Company since July 1997. Prior to joining the Company, Mr. Jones served as U.S. Ambassador to Mexico from 1993-1997. From 1989 to 1993, Mr. Jones served as Chairman and Chief Executive Officer of the American Stock Exchange. Mr. Jones has also held numerous government positions, including as a member of the U.S. House of Representatives representing Oklahoma from 1973 to 1987 (where he served as Chairman of the House Budget Committee) and Special Assistant to President Lyndon Johnson from 1965 to 1969. Mr. Jones currently serves on the Boards of Grupo Modelo/Anheuser Busch companies and Kansas City Southern Industries.

TERMS TO EXPIRE AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     Mrs. Linda J. Wachner, 52, has been a Director, President and Chief Executive Officer of the Company since August 1987, and the Chairman of the Board since August 1991. Mrs. Wachner was a Director and President of the Company from March 1986 to August 1987. Mrs. Wachner has been Chairman and Chief Executive Officer of Authentic Fitness Corporation since May 1990. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984. Mrs. Wachner also serves as a Director of Travelers Group Inc., The New York Stock Exchange, Applied Graphics Technologies, Inc. and Authentic Fitness Corporation.

     Mr. Andrew G. Galef, 65, has been a Director of the Company since March 1986, and served as Chairman of the Board of Directors until August 1991. Mr. Galef has been Chairman and a principal of The Spectrum Group, Inc., a private investment and management firm, since its incorporation in California in 1978. Mr. Galef has been the Chairman of the Board of MagneTek, Inc., an electrical products manufacturer, since July 1984. Mr. Galef served as the Chairman of the Board of Exide Corporation, a maker of industrial, commercial and automotive batteries, from July 1982 until June 1989. Mr. Galef served as the Chairman of the Board of Aviall, Inc., an aviation support and aircraft parts distribution company and its predecessor company, from 1979 to 1985. Mr. Galef serves as a director of Petco Animal Supplies, a retail animal food and supplies company, since 1988.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors held twelve meetings in the fiscal year ended January 3, 1998 ('fiscal 1997'). All of the directors attended at least 75% of the meetings of the Board of Directors and the respective committees of the Board of which they were a member during fiscal 1997.

     The Board of Directors has the following standing committees:

AUDIT COMMITTEE

     The Audit Committee, which met four times in 1997, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. In addition, the Audit Committee reviews and evaluates the proposed audit plans of the internal and external auditors, audit fee proposals, the Company's financial statements and other documents submitted to stockholders and regulators and reviews the internal control policies and procedures of the Company.

     During fiscal 1997, the members of the Audit Committee were Mr. Califano, Mr. Flom and Mr. Resnick.

PENSION COMMITTEE

     The Pension Committee, which met four times in 1997, reviews and makes recommendations concerning the Company's pension, profit sharing and other employee benefit plans, recommends the appointment of the Plan Accountant and Plan Actuary for the Company's pension and profit sharing plans and consults with the persons so appointed.

     During fiscal 1997, the members of the Pension Committee were Mr. Finkelstein (until May 1997), Mr. Galef (beginning in May 1997), Mr. Resnick and Mrs. Wachner.

COMPENSATION COMMITTEE

     The Compensation Committee, which met four times in 1997, reviews and approves, or in some cases recommends to the Board the remuneration arrangements for the officers and directors of the Company, including the granting of equity incentives and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate.

     During fiscal 1997, the members of the Compensation Committee were Mr. Califano, Mr. Galef (until May 1997), Mr. Loeb and Mr. Resnick, all of whom are non-employee directors.

NOMINATING COMMITTEE

     The Nominating Committee, which met once in 1997, was organized in 1997 to review and make recommendations concerning new directors of the Company.

     During fiscal 1997, the members of the Nominating Committee were Mr. Califano, Mr. Galef and Mr. Resnick.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, during fiscal 1997, Messrs. Califano, Galef, Loeb and Resnick served as members of the Compensation Committee.

     Mr. Galef, a stockholder of the Company, is the sole stockholder of and serves as Chairman and a director of The Spectrum Group, Inc. ('Spectrum'). Spectrum and the Company are parties to an agreement pursuant to which Spectrum has agreed to render consulting and advisory services to the Company through May 1999. The agreement provides for annual fees of $350,000 (plus cost of living increases), with total payments not to exceed $500,000 including expenses, payable in equal monthly installments. Payments to Spectrum during fiscal 1997 aggregated $500,000.

     Mr. Califano and Mr. Finkelstein are Directors, and Mrs. Wachner is the Chairman and Chief Executive Officer and a significant stockholder of Authentic Fitness Corporation ('Authentic Fitness'). From time to time, the Company and Authentic Fitness jointly negotiate contracts and agreements with vendors and suppliers. During fiscal 1997, Authentic Fitness purchased certain occupancy services related to leased facilities, computer services, laboratory testing, transportation and contract production services from the Company. The total amount charged to Authentic Fitness by the Company for such services during fiscal 1997 was approximately $5.6 million. The Company purchases certain design and occupancy services from Authentic Fitness. Charges for design and occupancy services purchased from Authentic Fitness were approximately $1.3 million during fiscal 1997. The Company purchases inventory from Authentic Fitness for sale in the Company's outlet stores. Inventory purchases from Authentic Fitness were approximately $16.2 million during fiscal 1997. In fiscal 1997, the Company and Authentic Fitness settled outstanding balances of $2.9 million resulting in an additional payment by the Company.

     In 1995, the Company entered into a sub-license agreement with Authentic Fitness whereby the Company secured rights to design, manufacture and distribute certain intimate apparel using the Speedo'r' brand name. The Company paid a royalty to Authentic Fitness for garments sold under the Speedo label of approximately $0.3 million in fiscal 1997.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as those which would have been obtained from an unaffiliated third party.

COMPENSATION OF DIRECTORS

     The Company does not pay any additional remuneration to employees for serving as directors of the Company. For purposes of directors' compensation, Mr. Galef is deemed an employee of the Company. In fiscal 1997, directors of the Company who are not employees received an annual retainer fee of $50,000 plus fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. Directors of the Company are also reimbursed for out-of-pocket expenses.

     During fiscal 1997, each of the non-employee directors, Messrs. Califano, Flom, Loeb and Resnick, were granted an option under the 1993 Non-Employee Director Stock Plan ('Director Stock Plan') to purchase 10,000 shares of Common Stock at an exercise price of $29.25 per share, the fair market value at the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 1, 1998, by (i) each of the Company's directors, (ii) each of the Company's executive officers,
(iii) all directors and executive officers as a group and (iv) each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.

                                                                                  SHARES BENEFICIALLY OWNED
                                                                               --------------------------------
                                                                                 NUMBER                PERCENT
                                 NAME                                          OF SHARES              OF SHARES
-----------------------------------------------------------------------        ----------             ---------
DIRECTORS AND EXECUTIVE OFFICERS(a)
Linda J. Wachner(a)(b).................................................         9,630,039                14.0%
William S. Finkelstein(a)..............................................           502,040                *
Stanley P. Silverstein(a)..............................................           292,812                *
Carl J. Deddens(a).....................................................            17,500                *
Joseph A. Califano, Jr.(c).............................................            72,000                *
Joseph H. Flom(d)......................................................            40,000                *
Andrew G. Galef........................................................           461,000                *
James R. Jones.........................................................            --                   --
Walter F. Loeb(d)......................................................            40,200                *
Stewart A. Resnick(c)..................................................           130,000                *
All directors and executive officers as a group (10 persons)...........        11,185,591                16.2%
OTHER 5% STOCKHOLDERS
Loomis, Sayles & Company, L.P.(e) .....................................         5,899,200                 9.4%
  One Financial Center
  Boston, MA 02111

------------------

*  Less than 1%

 (a) The business address of each of the directors and officers is c/o The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016. The number of shares beneficially owned by the following officers includes vested but unexercised options in the following amounts: Mrs. Wachner: 5,058,490; Mr.
     Finkelstein: 373,629; Mr. Silverstein: 236,539; and Mr. Deddens: 17,500.

 (b) Includes 7,468 shares of Common Stock held by the Linda J. Wachner Charitable Trust of which Mrs. Wachner is the Trustee. Mrs. Wachner has the sole power to vote and no power to dispose of such 7,468 shares.

 (c) Includes vested but unexercised options to purchase 70,000 shares of Common Stock granted pursuant to the Director Stock Plan.

 (d) Includes vested but unexercised options to purchase 40,000 shares of Common Stock granted pursuant to the Director Stock Plan.

 (e) Information based on a Schedule 13G, dated February 13, 1998, filed with the Securities and Exchange Commission (the 'SEC') by Loomis, Sayles & Company, L.P. ('Loomis'), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to such Schedule 13G, Loomis has sole power to vote or direct the vote of 3,041,000 shares of Common Stock, does not have shared voting power or sole dispositive power for any of the shares. Loomis has shared power to dispose or direct the disposition of 5,899,200 shares.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     Pursuant to the Company's Amended and Restated 1988 Employee Stock Purchase Plan, through 1991, the individuals discussed below acquired shares of the Company's Common Stock in exchange for notes payable to the Company. In the case of Mr. Silverstein, such notes were full recourse and, in the case of Mrs. Wachner, such notes were non-recourse and non-interest-bearing. The largest aggregate amount of indebtedness outstanding during fiscal 1997 was $21,948 for Mr. Silverstein and $5,971,430 for Mrs. Wachner. The aggregate amount of indebtedness outstanding as of March 31, 1998 was $5,971,430 for Mrs. Wachner.

     In 1990, the Company sold substantially all of the assets of its Activewear Division to Authentic Fitness. Pursuant to such transaction, the Company acquired and, through March 10, 1995, owned common stock representing approximately 3% of Authentic Fitness' fully diluted equity. The Company sold its investment in Authentic Fitness pursuant to the terms of the Authentic Fitness Corporation Amended and Restated Stockholders' Agreement for $5 million on March 10, 1995. Mrs. Wachner is the Chairman and Chief Executive Officer and a significant stockholder, and Messrs. Califano and Finkelstein are directors of Authentic Fitness. From time to time, the Company and Authentic Fitness jointly negotiate certain contracts and agreements with vendors and suppliers. Throughout the fiscal year, Authentic Fitness purchases certain services from the Company. Such services include occupancy services related to leased facilities, computer services, transportation services, laboratory testing, contract production and other services. The total amount charged to Authentic Fitness by the Company for such services during fiscal 1997 was approximately $5.6 million. The Company purchases certain design and occupancy services from Authentic Fitness. Charges for design and occupancy services were approximately $1.3 million in fiscal 1997. The Company purchases inventory from Authentic Fitness for sale in the Company's retail outlet stores, which totaled approximately $16.2 million in fiscal 1997. In fiscal 1997, the Company and Authentic Fitness settled outstanding balances of $2.9 million resulting in an additional payment by the Company.

     In June 1995, the Company and Authentic Fitness entered into a sub-license agreement whereby the Company secured rights to design, manufacture and distribute certain intimate apparel using the Speedo label. Royalty expense under this agreement was approximately $0.3 million in fiscal 1997.

     Joseph H. Flom is a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which firm provides legal services to the Company from time to time.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as those which would have been obtained from an unaffiliated third party.

DIRECTOR AND OFFICER SECURITIES REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such Section 16(a) forms that they file.

     Based solely on a review of the copies of such reports furnished to the Company and written representations that no other forms were required when applicable, the Company believes that, during the fiscal year ended January 3, 1998, all Section 16(a) filing requirements applicable to the Company's executive officers and directors and more than ten percent shareholders were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth below are tables prescribed by the proxy rules of the SEC which present compensation information for the Company's chief executive officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in 1997 (the 'Named Executives').

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation paid or to be paid to the Named Executives with respect to each of the three fiscal years ended January 6, 1996, January 4, 1997 and January 3, 1998.

                                                                                 LONG-TERM COMPENSATION
                                                                          -------------------------------------
                                                                                   AWARDS
                                       ANNUAL COMPENSATION                -------------------------
                             ----------------------------------------                    SECURITIES
                                                             OTHER                       UNDERLYING     PAYOUTS    ALL
                                                             ANNUAL       RESTRICTED      OPTIONS/      -------   OTHER
                                                            COMPEN-         STOCK           SARS         LTIP    COMPEN-
                             YEAR    SALARY      BONUS       SATION       AWARDS(e)       (SHARES)      PAYOUTS  SATION
                             ----  ----------  ----------  ----------     ----------     ----------     -------  -------

Linda J. Wachner ........... 1997  $2,624,695  $5,000,000  $  364,155(c)  $3,488,125(f)   1,000,000        $ --  $  690 (i)
  Chairman, President and    1996   2,549,918   1,300,000   1,022,235(c)   4,560,075(g)   1,000,000          --   1,350 (i)
  Chief Executive Officer    1995   2,475,156   1,300,000     361,805(c)   6,050,000(h)   1,000,000          --      --

William S. Finkelstein ..... 1997     398,862     829,200            (d)     130,375(f)     150,000          --     960 (i)
  Senior Vice President and  1996     373,913     404,200            (d)     380,250(g)     150,000          --     900 (i)
  Chief Financial Officer    1995     341,750     155,963            (d)     308,000(h)     150,000          --      --

Stanley P. Silverstein ..... 1997     348,766     777,128            (d)      65,875(f)     150,000          --      --
  Vice President, General    1996     322,743     352,128            (d)     298,350(g)     150,000          --      --
  Counsel and Secretary      1995     267,512     122,124            (d)     154,000(h)     100,000          --      --

Carl J. Deddens(a) ......... 1997     257,500     141,463            (d)          --             --          --   1,863 (i)
  Vice President and         1996     233,974     126,463            (d)          --         35,000          --     225 (i)
  Treasurer

Wallis H. Brooks(b) ........ 1997      23,837      98,641            (d)          --             --          --     278 (i)
  Vice President and         1996     182,500      96,641            (d)          --         10,000          --   1,350 (i)
  Corporate Controller       1995     127,324      29,092            (d)          --         20,000          --      --

------------

 (a) Mr. Deddens was appointed to the position of Vice President and Treasurer on March 15, 1996.

 (b) Mr. Brooks resigned as Vice President and Corporate Controller on February 19, 1997.

 (c) Includes $350,000 in reimbursement for certain expenses incurred in connection with the Company's business.

 (d) Other Annual Compensation was less than $50,000 or 10% of such officer's annual salary and bonus for such year.

 (e) Total holdings of restricted shares and fair market value for each of the named participants as of January 3, 1998, were 514,002 shares and $16,062,563 for Mrs. Wachner, 29,868 shares and $933,375 for Mr.
     Finkelstein and 14,906 shares and $465,813 for Mr. Silverstein.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (f) Twenty-five percent of such shares vest on May 9, 1998, the remaining 75% of such shares vest 25% per year until fully vested on May 9, 2001. Participants are entitled to receive dividends attributable to the restricted shares.

 (g) Twenty-five percent of such shares vested on May 6, 1997, the remaining 75% of such shares vest 25% per year until fully vested on May 6, 2000. Participants are entitled to receive dividends attributable to the restricted shares.

 (h) Fifty percent of such shares were vested as of August 9, 1997, the remaining 50% of such shares vest 25% per year until fully vested on August 9, 1999. Participants are entitled to receive dividends attributable to the restricted shares.

 (i) Represents employer matching contribution under the Company's Employee Savings Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1997 to the Named Executives.

                                                    INDIVIDUAL GRANTS
                                ----------------------------------------------------------
                                                    PERCENT OF                               POTENTIAL REALIZABLE VALUE AT
                                                  TOTAL OPTIONS/                             ASSUMED ANNUAL RATES OF STOCK
                                   NUMBER OF           SARS                                              PRICE
                                   SECURITIES       GRANTED TO    EXERCISE                     APPRECIATION FOR OPTIONS
                                   UNDERLYING       EMPLOYEES      OR BASE                              TERM(C)
                                  OPTIONS/SARS      IN FISCAL       PRICE     EXPIRATION    -------------------------------
                                GRANTED (SHARES)       YEAR       PER SHARE      DATE       0%(D)      5%           10%
                                ----------------  --------------  ---------  -------------  -----  -----------  -----------

Linda J. Wachner(a)............     1,000,000          50.3%      $ 30.375   Feb. 20, 2007    0    $19,020,000  $48,210,000
William S. Finkelstein(b)......       150,000           7.5%      $ 30.375   Feb. 20, 2007    0    $ 2,853,000  $ 7,231,500
Stanley P. Silverstein(b)......       150,000           7.5%      $ 30.375   Feb. 20, 2007    0    $ 2,853,000  $ 7,231,500
                                       31,462(e)        1.6%      $ 30.375   Aug. 12, 2003    0    $   598,400  $ 1,516,800
                                       11,682(e)        0.6%      $ 30.375   Feb. 14, 2002    0    $   222,200  $   563,200
                                        4,866(e)        0.2%      $ 31.50    Feb. 11, 2003    0    $    92,600  $   234,600
                                        6,193(e)        0.3%      $ 31.50    Feb. 11, 2003    0    $   117,700  $   298,600
                                       10,072(e)        0.5%      $ 33.1875  Aug. 12, 2003    0    $   191,600  $   485,600
                                       10,781(e)        0.5%      $ 33.1875  Feb. 11, 2003    0    $   205,000  $   519,700

------------

 (a) All of such options vested on February 20, 1997. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options. Optionees may receive a reload option if shares are delivered in respect of the exercise of the option.

 (b) Twenty-five percent of such options vested on February 20, 1998. The remaining 75% of such options vest 25% per year until fully vested on February 20, 2001. Such options have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurately reduce the number of shares of Common Stock to which they would otherwise be entitled upon exercise of such options. Optionees may receive a reload option if shares are delivered in respect of the exercise of the option.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (c) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates prescribed by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

 (d) No gain to the optionee is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

 (e) Reflects restoration options granted under the provisions of the Amended & Restated 1993 Stock Plan upon the exercise of stock options; such restoration options have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the original options, and expire on the expiration date of the original options. The restoration option feature, approved by stockholders in 1993, entitles the holder to purchase a number of shares equal to the sum of (i) the number of shares delivered by the optionee upon exercise of the original option in payment of the aggregate option exercise price and (ii) the number of shares, if any, tendered by the optionee to the Company to satisfy any withholding tax liability arising in connection with the exercise of the original option. Optionees, therefore, do not reduce their proportional interest in the Company because of the need to sell shares to pay for the exercise of an option. This restoration feature fosters continued stock ownership in the Company but does not result in any net increase in an individual's beneficial equity position.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on option/SAR exercises in fiscal 1997 by the Named Executives and the values of such officers' unexercised options at January 3, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                  NUMBER OF
                                                                                 SECURITIES
                                                                                 UNDERLYING
                                                                                 UNEXERCISED       VALUE OF UNEXERCISED
                                                                               OPTIONS/SARS AT         IN-THE-MONEY
                                                                               FISCAL YEAR-END       OPTIONS/SARS AT
                                                                                     (#)           FISCAL YEAR-END ($)
                                            SHARES ACQUIRED       VALUE         EXERCISABLE/           EXERCISABLE/
                                            ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE         UNEXERCISABLE
                                            ---------------    ------------    ---------------    ----------------------

Linda J. Wachner.........................          0                0              4,900,000/0            $50,206,250/$0
William S. Finkelstein...................          0                0          310,500/337,500     $4,233,063/$2,020,313
Stanley P. Silverstein...................       106,000         1,545,875      162,556/312,500     $1,001,563/$1,648,438
Carl J. Deddens..........................          0                0            17,500/17,500          $60,156/$180,469
Wallis H. Brooks.........................          0                0            12,500/17,500         $165,938/$200,313

PENSION PLAN

     The following table sets forth the annual pension benefits payable at age 65 pursuant to the Company's Employee Retirement Plan which provides such pension benefits to all qualified personnel based on the average of the highest nine (increasing to ten years by the year 1999 and fifteen years by the year
2004) consecutive calendar years' compensation multiplied by the years of credited service. Such benefits payable are expressed as straight-life annuity amounts and are not subject to reduction for social security or other offset. The credited years of service as of January 3, 1998 for the Named Executives are: Mrs. Wachner, eleven years, eight months; Mr. Finkelstein, nine years, ten months; Mr. Silverstein, thirteen years, nine months; and Mr. Deddens, one year, eleven months. The current remuneration covered by the Company's Employee Retirement Plan for each such individual is $160,000. Such amounts are included in the Summary Compensation Table under 'Salary' and 'Bonus.'

                       ANNUAL BENEFITS PAYABLE AT AGE 65

                                                                           YEARS OF CREDITED SERVICE
                 AVERAGE COMPENSATION                    --------------------------------------------------------------
                    (BEST 9 YEARS)                          5         10         15         20         25         30
------------------------------------------------------   -------    -------    -------    -------    -------    -------

$100,000..............................................   $ 7,066    $14,132    $21,198    $28,265    $35,331    $42,397
$150,000..............................................    11,066     22,132     33,198     44,265     55,331     66,397
$200,000..............................................    11,866     23,732     35,598     47,465     59,331     71,197
$250,000..............................................    11,866     23,732     35,598     47,465     59,331     71,197
$300,000..............................................    11,866     23,732     35,598     47,465     59,331     71,197

EMPLOYMENT AGREEMENT

     In 1991, the Company entered into an employment agreement with Mrs. Wachner (the 'Employment Agreement'), which sets forth the terms and conditions of Mrs. Wachner's employment. The Employment Agreement, which will terminate on January 6, 2002, unless extended, provides for Mrs. Wachner's employment as Chairman, President and Chief Executive Officer at an annual base salary, which was initially established at $1.8 million per year (subject to adjustment for changes in the cost of living), as well as certain other benefits and reimbursement of expenses. The contract provides for increases in the rate of base salary from time to time, as determined by the Company. In accordance with this provision, Mrs. Wachner's base salary for 1997 was $2.625 million. Her base salary in prior years was as set forth in the table on page 9. The contract also provides that Mrs. Wachner will receive an annual bonus based upon the Company's achievement of an annually increasing minimum EBITDA (earnings before interest, taxes, depreciation and amortization). Under this bonus arrangement, Mrs. Wachner is entitled to receive a bonus in the amount by which EBITDA exceeds the threshold EBITDA for such year, subject to a maximum bonus amount of $1.3 million. Threshold EBITDAs were established at the time the contract was entered into and increase annually from the initial date of the arrangement; for 1997 the threshold was $202.0 million and for 1998 the threshold is $297.6 million. The Employment Agreement also provides for supplemental bonuses in the Company's discretion. The Employment Agreement specifically permits Mrs. Wachner to spend reasonable time managing her own affairs as well as the business of Authentic Fitness Corporation, a public company, which purchased substantially all of the assets of the Company's Activewear Division in 1990 and of which Mrs. Wachner is the Chairman of the Board and Chief Executive Officer.

     Under the Employment Agreement, Mrs. Wachner will be entitled to certain severance benefits if the Company terminates her employment other than for 'cause' or if Mrs. Wachner terminates her employment for 'good reason.' The definition of good reason may include a change of control of the Company. If the Company terminates Mrs. Wachner's employment without cause or if Mrs. Wachner terminates her employment for good reason, she would be entitled to receive a lump sum payment equal to five times the sum of her highest annual base salary and the highest annual bonus paid to her. In the event that any amount of benefit paid to Mrs. Wachner becomes subject to the excise tax imposed under
Section 4999 of the Internal

Revenue Code, the Company will pay to Mrs. Wachner an additional amount such that after the payment of all income and excise taxes, she will be in the same after-tax position as if no excise tax had been imposed.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the Named Executives.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     In establishing compensation and benefit levels for executive officers, the Committee seeks to (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase Company performance primarily for the benefit of its stockholders but also for the benefit of its customers and other constituencies, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

     Base Salary. Salary levels generally are determined based on the Committee's subjective assessment of prevailing levels among the Company's competitors. The Company's competitors for this purpose include certain of the companies included in the industry peer group index used for comparison with the Company's performance in the performance graph following this report, as well as other companies with which, in the Committee's view, the Company competes for executive talent. These companies may include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

     In general, the Committee attempts to set base salaries at levels that will attract and retain highly qualified individuals. In selected cases, the Committee may feel that excellent executive talent may only be attracted and retained by compensation in excess of prevailing levels among the Company's competitors. As the Company has only four executive officers, and in view of the considerations enumerated below under '1997 Compensation' and 'Compensation of the Chief Executive Officer,' the Committee believes that base salaries at the high end of the range for the competitor group for all executive officers, and Mrs. Wachner in particular, are appropriate.

     In making such judgments regarding the appropriate level for any particular officer, as well as in determining which companies should form the competitor group for this purpose, the Committee from time to time may consult with independent compensation consultants. However, the Committee ultimately reviews the case of each executive officer individually, relying heavily on the recommendations of the Chief Executive Officer as well as on their own subjective judgment. The Committee did not engage outside consultants during 1997.

     Annual Bonus. The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. Mrs. Wachner has a bonus opportunity under her Employment Agreement that is approximately 49% of base salary and is based on earnings before interest, taxes, depreciation and amortization ('EBITDA'), as described below. See also 'Employment Agreement' on page 12. Annual bonus opportunities for other executive officers range from 0% to 125% of base salary.

     The Committee's practice with regard to awarding annual bonuses to executive officers has been to review the Company's performance after the close of the fiscal year, taking into account various measures of performance the Committee has determined in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. The Committee focuses particularly on such factors as growth in earnings (measured by earnings before interest and taxes ('EBIT') or EBITDA), cash flow and inventory management in determining whether or not bonuses are paid. The Committee also pays bonuses to selected individuals on an ad hoc basis in connection with or in recognition of special events or projects such as major acquisitions, financing and licensing arrangements. In making all such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to bonuses of executive officers other than herself.

     For fiscal 1998, the Committee intends to maintain its customary approach to determining annual bonuses as described above.

     In 1994, the Committee recommended and the stockholders approved a supplemental incentive compensation plan for all executive officers and other senior management. The supplemental plan provides a formula-based arrangement that is prospective in operation and rewards executive officers and selected senior managers for the achievement of a return on equity that exceeds the industry median. The supplemental plan is designed to ensure that amounts payable thereunder are fully deductible under Section 162(m) of the Internal Revenue Code, as discussed below.

     Long-Term Incentive Compensation. Stock-based incentives, consisting of stock options granted at 100% of the stock's fair market value on the grant date and restricted stock awards, constitute the long-term portion of the Company's executive compensation package. Stock options provide an incentive for executives to increase the Company's stock price and therefore, the return to the Company's stockholders. The Committee has not heretofore granted stock appreciation rights ('SARs') or other stock-based awards, except for certain restricted stock awards granted in fiscal 1995 through fiscal 1997, although it has the authority to do so under the Company's stock option plans. The Committee reserves the discretion to consider any factors it considers appropriate under the circumstances then prevailing in reaching its determination regarding the size and timing of option grants.

     Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company's taxable year 1994. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or (2) 'performance-based' compensation as determined under
Section 162(m). In order to be considered 'performance-based,' for this purpose, compensation must be paid solely on account of the attainment of one or more preestablished performance goals established by a committee of two or more 'outside directors,' pursuant to an arrangement that has been disclosed to and approved by stockholders. Also, in order for an arrangement to give rise to fully deductible 'performance-based' compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

     The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby, and may, in certain instances, pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

1997 COMPENSATION

     The Committee increased base salaries for Mr. Finkelstein, Mr. Silverstein and Mr. Deddens by approximately 6.8% in 1997. In exercising its subjective discretion to authorize such increases, the Committee considered salary levels of its competitors, as described above, as well as the Company's strong financial performance, as evidenced by continuing improvement in net revenues, which increased by 35.0% in 1997, and earnings per share from continuing operations before non-recurring expenses and extraordinary items, which increased 23.8% over the previous year.

     The amounts shown as 1997 restricted stock awards in the Summary Compensation Table for Mrs. Wachner, Mr. Finkelstein and Mr. Silverstein reflect amounts awarded in 1997, pursuant to the supplemental incentive compensation plan described above, based on the Company's financial results and continuing solid performance.

     In awarding the options granted to the Named Executives as shown in the table labeled 'Option/SAR Grants in last Fiscal Year', the Committee considered the number of options shares available for grant under the Company's stock option plans and the stockholder dilution represented by the total number of options authorized and outstanding under all such plans. The Committee then determined, in its discretion, the number of options it wished to grant during fiscal 1997 and allocated the options available for grant among the executive officers based on its subjective assessment of individual performance, seniority and relative position level. In making such assessments, the Committee reviewed the number of options held by each executive officer. In making these determinations and allocations, the Committee also relied on the recommendations of the Chief Executive Officer with respect to option grants to executives other than herself.

     The amounts shown as 1997 bonus in the Summary Compensation table for the three executive officers, other than Mrs. Wachner, reflect amounts earned under the Company's bonus plan for fiscal 1997 as well as special bonuses awarded by the Board of Directors in recognition of the Company's successful acquisition of Designer Holdings Ltd. in fiscal 1997.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mrs. Wachner's annual base salary and annual bonus are governed by the Employment Agreement with the Company, described on page 12. Pursuant to the Employment Agreement, Mrs. Wachner's base salary was adjusted in 1997 solely to reflect changes in the cost of living. Other than cost of living increases, Mrs. Wachner has not received a base salary increase since 1992.

     The amount shown as 1997 bonus in the Summary Compensation Table reflects $1.3 million Mrs. Wachner is entitled to receive pursuant to the bonus arrangement in the Employment Agreement, a cash payment of $1.2 million awarded in 1997 pursuant to the supplemental incentive compensation plan described above and a special bonus awarded by the Board of Directors in recognition of the Company's successful acquisition of Designer Holdings Ltd. in fiscal 1997.

                                         Joseph A. Califano, Jr.
                                         Walter F. Loeb
                                         Stewart A. Resnick

                         STOCK PRICE PERFORMANCE GRAPH

     The Company's Common Stock commenced trading on the NYSE on October 11, 1991. The Stock Price Performance Graph below compares cumulative total return through January 3, 1998, assuming reinvestment of dividends, by an investor who invested $100.00 on January 2, 1993 in each of (i) the Common Stock, (ii) the S&P 500 Index and (iii) a comparable industry index selected by the Company as described below. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                            [PERFORMANCE GRAPH]

                                                                                  Fiscal Year Ending
                                                          1/2/93      1/8/94      1/7/95      1/6/96      1/4/97      1/3/98
                                                         --------    --------    --------    --------    --------    --------

The Company...........................................      100          75          81         111         149         162
Industry Index........................................      100          71          70          83         111         122
S&P 500 Index.........................................      100         111         112         154         190         253

The Peer Group is made up of the following companies:

Fruit of the Loom Inc.                                                    Oxford Industries
Kellwood Co.                                                              Russell Corp
Liz Claiborne Inc.                                                        VF Corp.
Nautica Enterprises Inc.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended January 3, 1998 is being mailed to all stockholders of record as of the close of business on or about April 8, 1998 with this proxy statement. The Annual Report is not a part of the proxy solicitation material.

STOCKHOLDER PROPOSALS

     In order to be included in the Company's proxy material for its 1999 annual meeting of stockholders, eligible proposals of stockholders intended to be presented at the annual meeting must be received by the Company on or before December 9, 1998 (directed to the Corporate Secretary of the Company at the address indicated on the first page of this Proxy Statement).

APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed and designated Price Waterhouse LLP to audit the consolidated financial statements of the Company for the fiscal year ending January 2, 1999.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

OTHER MATTERS

     The Company knows of no other matters which may come before the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the persons named as proxies in the accompanying proxy card vote the shares represented thereon in accordance with their best judgment.

PROXY

                               APPENDIX 1

                            THE WARNACO GROUP, INC.
                    90 PARK AVENUE, NEW YORK, NEW YORK 10016

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Linda J. Wachner, William S. Finkelstein and Stanley P. Silverstein, and each of them acting solely, proxies with full power of substitution and with all powers the undersigned would possess if personally present, to represent and to vote at the Annual Meeting of stockholders to be held on May 8, 1998 and at any adjournments or postponements thereof, as designated on the reverse side hereof and in their discretion with respect to any matters incident to the conduct of the meeting and other matters as may properly come before such meeting, all of the shares of Class A Common Stock of The Warnaco Group, Inc. held of record by the undersigned as of the close of business on March 31, 1998. All proxies previously given with respect to the shares covered hereby are hereby revoked.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND AT THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.


                                          THE WARNACO GROUP, INC.
                                          P.O. BOX 11306
                                          NEW YORK, N.Y. 10203-0306


(Continued, and to be dated and signed on reverse side.)

                               DETACH PROXY CARD HERE
-----------------------------------------------------------------------------

[          ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.
1. ELECTION OF DIRECTORS           FOR all nominees      WITHHOLD AUTHORITY to vote         *EXCEPTIONS
   Proposal to elect Mr. William   listed below     [X]  for all nominees listed below  [X]                [X]
   S. Finkelstein, Mr. Walter F.
   Loeb and Mr. Stewart A. Resnick
   as directors of The Warnaco
   Group, Inc. for terms expiring
   in 2001 and until their
   successors are duly elected and
   qualified.

Nominees: Mr. William S. Finkelstein, Mr. Walter F. Loeb and Mr. Stewart A. Resnick
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).
*Exceptions
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2. To transact such other business as may properly come before the Annual
   Meeting and any and all adjournments or postponements thereof.

                                                 Change of Address and
                                                 or Comments Mark Here     [X]

                                         Please sign exactly as name appears.
                                         When shares are held by joint tenants,
                                         both should sign. When signing as
                                         attorney-in-fact, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such. If a
                                         corporation, please sign in full
                                         corporate name by the president of
                                         other authorized officer. If a
                                         partnership, please sign in partnership
                                         name by authorized person.

                                         Date
                                             ---------------------------------

                                         -------------------------------------
                                                        Signature(s)

                                         -------------------------------------

                                         VOTES MUST BE INDICATED
                                         (X) IN BLACK OR BLUE INK.    [ ]

PLEASE SIGN, DATE AND RETURN THE PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.